Exhibit 99.1

KOPPERS HOLDINGS INC.

EMPLOYEE STOCK PURCHASE PLAN

AS AMENDED AND RESTATED EFFECTIVE MARCH 22, 2021

1. Purpose of the Plan. Koppers Holdings Inc. (the “Company”) believes that ownership of shares of its common stock by employees of the Company and its Participating Subsidiaries (as defined below) is desirable as an incentive to better performance and improvement of profits, and as a means by which employees may share in the rewards of growth and success. The purpose of the Company’s Employee Stock Purchase Plan (the “Plan”) is to provide a convenient means by which employees of the Company and Participating Subsidiaries may purchase the Company’s shares through payroll deductions and a method by which the Company may assist and encourage such employees to become shareholders.

2. Definitions. In addition to words and terms defined elsewhere in this Plan, the following terms have the meaning set forth below unless the context clearly indicates otherwise:

(a) “Board of Directors” or “Board” shall mean the Board of Directors of the Company.

(b) “Corporate Transaction” shall mean a merger, consolidation, acquisition of property or stock, separation, reorganization or other corporate event described in Section 424 of the Code.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d) “Common Stock” means shares of the Company’s common stock, par value $0.01 per share.

(e) “Compensation” shall mean amounts received by a Participant from the Company or Participating Subsidiary, to the extent that the amounts are subject to federal income tax withholding on wages under Section 3401(a) of the Code, determined without regard to any limitations based on the nature or location of the employment or the services performed, and adjusted as follows:

(i) Before-tax contributions to a non-qualified deferred compensation arrangement, contributions to a plan qualified under Section 401(k) of the Code, and any amounts set aside by the Participant from otherwise taxable pay under a welfare benefit plan qualified under Section 125 of the Code or for qualified transportation fringe benefits under Section 132 of the Code shall be included.

(ii) Taxable expense reimbursements, any amount paid in lieu of unused paid-time off (before or after termination of employment), moving expenses, welfare benefits, payments from a nonqualified deferred compensation plan, amounts realized from the exercise of a stock option or lapse of restrictions on restricted property, payments made in any form under the Company’s 2020 Long Term Incentive Plan (or similar long term incentive arrangements maintained by the Company or a Participating Subsidiary), and adjustments for overseas employment (other than any transfer premium) shall be excluded.

(iii) The Plan Administrator may make modifications to the definition of Compensation for one or more Offerings as deemed appropriate.

(f) “Eligible Employee” shall mean an employee of the Company or a Participating Subsidiary who is employed by the Company or a Participating Subsidiary as of the Offering Date, but excluding (i) any employee whose customary employment is (x) 20 hours or less per week or (y) not more than five months per calendar year and (ii) any employee who would, after a purchase of shares under the Plan, own or be deemed (under Section 424(d) of the Code) to own stock (including stock subject to any outstanding options held by the employee) possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company or any parent or Subsidiary of the Company (determined in accordance with Treasury Regulation Section 1.423-2(d)). No employee shall be deemed an “Eligible Employee” if the employee is a citizen or resident of a foreign jurisdiction and (i) the grant of an option under the Plan or Offering to such employee is prohibited under the laws of such foreign jurisdiction, or (ii) compliance with the laws of such foreign jurisdiction would cause the Plan or Offering to violate the requirements of Section 423 of the Code. For purposes of the Plan, the employment relationship shall be treated as continuing intact while an individual is on military leave, sick leave or other leave of absence approved by the Company or a Participating Subsidiary that meets the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three (3) months, or such other period of time specified in Treasury Regulation Section 1.421-1(h)(2), and the individual’s right to reemployment is not guaranteed by statute or contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period, or such other period specified in Treasury Regulation Section 1.421-1(h)(2). The determination of whether an individual is an employee shall be made in a manner consistent with Treasury Regulation Section 1.421-1(h)(2).

(g) “Fair Market Value” shall mean the fair market value of a share of Common Stock determined by such methods or procedures as shall be established from time to time by the Plan Administrator. Unless otherwise determined by the Plan Administrator in good faith, the per share Fair Market Value as of a particular date shall mean (i) the closing price per share of Common Stock on the national securities exchange on which the Common Stock is principally traded, for such date or, if such date is not a Trading Day, the last preceding date on which there was a sale of such Common Stock on such exchange, or (ii) if the shares of Common Stock are then traded in an over- the-counter market, the average of the closing bid and asked prices for the shares of Common Stock in such over-the-counter market for such date or, if such date is not a Trading Day, the last preceding date on which there was a sale of such Common Stock in such market, or (iii) if the shares of Common Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Plan Administrator, in its sole discretion, shall determine.

(h) “Participant” shall mean any Eligible Employee who elects to participate in the Plan.

(i) “Participating Subsidiary” shall mean any Subsidiary of the Company designated by the Plan Administrator to (i) have Eligible Employees and (ii) participate in the Plan.

(j) “Plan Administrator” shall mean the Management Development and Compensation Committee of the Board.

(k) “Restatement Effective Date” shall mean March 22, 2021.

(l) “Subsidiary” shall mean any corporation, domestic or foreign, of which not less than 50% of the combined voting power is held by the Company or a Subsidiary, whether or not such corporation exists now or is hereafter organized or acquired by the Company or a Subsidiary. In all cases, the determination of whether an entity is a Subsidiary shall be made in accordance with Section 424(f) of the Code.

(m) “Trading Day” means any day on which the national stock exchange upon which the Common Stock is listed is open for trading or, if the Common Stock is not listed on an established stock exchange or national market system, a business day, as determined by the Plan Administrator in good faith.

3. Shares Reserved for the Plan.

(a) Effective February 14, 2017, there were 200,000 shares of the Company’s authorized but unissued or reacquired Common Stock reserved for purposes of the Plan. Subject to adjustment under Section 20(a), the aggregate number of shares of the Company’s authorized but unissued or reacquired Common Stock reserved for issuance under the Plan shall be equal to (i) 4,998, plus (ii) effective March 22, 2021 (subject to stockholder approval within twelve months after the Restatement Effective Date), 300,000.

(b) The number of shares of Common Stock that an Eligible Employee may purchase in an Offering under the Plan may be reduced if the Offering is over-subscribed. No option granted under the Plan shall permit a Participant to purchase shares of Common Stock that, if added together with the total number of shares of Common Stock purchased by all other Eligible Employees in such Offering would exceed the total number of shares of Common Stock remaining available under the Plan. If the Plan Administrator determines that, on a particular Purchase Date, the number of shares of Common Stock with respect to which options are to be exercised exceeds the number of shares of Common Stock then available under the Plan, the Company shall make a pro rata allocation of the shares of Common Stock remaining available for purchase in as uniform a manner as practicable and as the Plan Administrator determines to be equitable.

4. Administration of the Plan.

(a) The Plan shall be administered by the Plan Administrator. The Plan Administrator may promulgate rules and regulations for the operation of the Plan, adopt forms for use in connection with the Plan, and decide any question of interpretation of the Plan or rights arising thereunder. The Plan Administrator may delegate administrative matters relating to the Plan to such of the Company’s officers and employees as the Plan Administrator so determines.

(b) The Plan Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Plan Administrator is specifically authorized to adopt rules and procedures regarding handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements.

(c) The Plan Administrator may establish separate Offerings (as defined in Section 6(a) below) for one or more Participating Subsidiaries and two or more Offerings may run concurrently under the Plan, each with its own terms and conditions. In addition, special Offerings may be established with respect to entities that are acquired by the Company (or any Subsidiary of the Company) or under such other circumstances as the Plan Administrator deems appropriate. In no event, however, shall the terms and conditions of any Offering contravene the express limitations and restrictions of the Plan, and the participants in each separate Offering shall have equal rights and privileges under that Offering in accordance with the requirements of Section 423(b)(5) of the Code and the applicable Treasury Regulations thereunder.

(d) Unless otherwise determined by the Board, all determinations and decisions of the Plan Administrator or the Board shall be conclusive.

5. Eligible Employees. The Board hereby authorizes the purchase of shares of Common Stock pursuant to the Plan by employees of the Company and of each corporate Subsidiary of the Company, but has delegated to the Plan Administrator the authority to designate from time to time the Participating Subsidiaries in the Plan. All Eligible Employees of the Company and all Eligible Employees of each Participating Subsidiary may participate in the Plan. The Board and Plan Administrator shall have the sole discretion to determine whether an individual satisfies the definition of Eligible Employee under Section 2(f) and this Section 5 and any such determination shall be final and binding on all parties. Notwithstanding the foregoing, any individual retroactively determined to be an Eligible Employee by the Company, a court, or a governmental agency will be permitted to participate only prospectively from the date of such determination, unless it is determined that the Company’s decision was made in bad faith.

6. Offerings.

(a) Offering and Purchase Dates. The Plan shall be implemented by a series of three-month offerings (the “Offerings”), with a new Offering commencing on January 1, April 1, July 1, and October 1 of each year. Each Offering commencing on January 1 of any year shall end on March 31 of that year, each Offering commencing on April 1 of any year shall end on June 30 of that year, each Offering commencing on July 1 shall end on September 30 of that year, and each Offering commencing on October 1 of any year shall end on December 31 of that year. The first day of each Offering is the “Offering Date” for that Offering and the last day of each Offering is the “Purchase Date” for that Offering. If the otherwise applicable Offering Date for an Offering is not a Trading Date, then the Offering Date for such Offering shall be the first Trading Date after such otherwise applicable Offering Date.

(b) Grants; Limitations. On each Offering Date, each Eligible Employee shall be granted an option under the Plan to purchase shares of Common Stock on the Purchase Date for the Offering for the price determined under Section 8 of the Plan through payroll deductions or other contributions authorized under Section 7 of the Plan; provided, however, that (i) no option shall permit the purchase of more than 500 shares, and (ii) no option may be granted under the Plan that would allow an employee’s right to purchase shares under all stock purchase plans of the Company and its parents and Subsidiaries to which Section 423 of the Code applies to accrue at a rate that exceeds $25,000 of Fair Market Value of shares of Common Stock (determined as of the first day of the Offering) in any calendar year in which the option is outstanding at any time (determined in accordance with Treasury Regulation Section 1.423-2(i)).

7. Participation in the Plan.

(a) Initiating Participation. An Eligible Employee may participate in an Offering under the Plan by submitting to the Company or its agent a subscription and payroll deduction authorization in the form specified by the Company or accessing the website designated by the Company and electronically subscribing to and authorizing payroll deductions no later than the “Subscription Deadline,” which shall be a number of days prior to the beginning of the Offering, with the exact number of days being established from time to time by the Plan Administrator by written notice to Eligible Employees. Once submitted, a subscription and payroll deduction authorization shall remain in effect unless amended or terminated consistent with the terms of this Plan, and upon the expiration of an Offering, the Participants in that Offering will be automatically enrolled in the new Offering starting the following day. The payroll deduction authorization will authorize the employing corporation to make payroll deductions in an amount designated by the Participant from each of the Participant’s paychecks during the Offering. The designated amount to be deducted from each paycheck must be a whole percentage of not less than one percent of the Participant’s Compensation for the period covered by the paycheck; provided, however, that the amount actually deducted from any paycheck shall not exceed the amount remaining after deduction of all other required or elective withholdings and deductions from that paycheck. The Plan Administrator may permit Participants in one or more Offerings to contribute to the Plan by means other than payroll deductions. An individual who is not an Eligible Employee on the Offering Date for an Offering is not eligible to participate in the Offering.

(b) Amending Participation. After a Participant has begun participating in the Plan by initiating payroll deductions, subject to applicable law, the Participant may not amend the payroll deduction during the pendency of the Offering, either to increase or decrease the deduction. Notwithstanding the foregoing, the Participant may amend the payroll deduction authorization effective for the first paycheck of a subsequent Offering, to either increase or decrease the amount of payroll deductions, by submitting to the Company the form specified by the Company no later than the Subscription Deadline for the new Offering. In addition, if the amount of payroll deductions from any Participant during an Offering exceeds the maximum amount that can be applied to purchase shares in that Offering under the limitations set forth in Section 6(b) above, then (x) all such excess amounts shall be refunded to the Participant as soon as administratively practicable at the end of the Offering, without interest (unless as otherwise may be required by applicable law), and (y) payroll deductions from the Participant shall restart as of the commencement of the next Offering at the rate set forth in the Participant’s then effective payroll deduction authorization. Any Participant who discontinues payroll deductions during an Offering may again become a Participant for a subsequent Offering upon completion of the enrollment procedures described in Section 7(a) above. Subject to applicable law, absent an extreme hardship, as determined by the Plan Administrator in its sole discretion (and subject to the terms of such extreme hardship withdrawal as may be imposed by the Plan Administrator), a Participant may not cancel his or her participation entirely during an Offering.

(c) Holding Period. As a condition to participation in the Plan, subject to applicable law, each Participant agrees not to sell or otherwise dispose of such shares for a period of at least one (1) year following the Purchase Date (the “Holding Period”), unless (i) the sale or disposition is pursuant to termination of employment under Section 7(d) below or (ii) with respect to Participating Subsidiaries outside the United States, such sale or disposition is required to cover tax liabilities incurred as a result of participation in the Plan.

(d) Terminating Participation. After a Participant has begun participating in the Plan by initiating payroll deductions, the Participant may terminate participation in the Plan by notice to the Company in the form specified by the Company. To be effective to terminate participation in an Offering, a notice of termination must be submitted no later than the number of days prior to the Purchase Date for that Offering, with the exact number of days being established from time to time by the Plan Administrator by written notice to Participants. A Participant may not reinstate participation in the Plan with respect to a particular Offering after once terminating participation in the Plan with respect to that Offering. Participation in the Plan shall also terminate when a Participant ceases to be an Eligible Employee for any reason, including death or retirement. Upon termination of a Participant’s participation in the Plan, all amounts deducted from the Participant’s Compensation and not previously used to purchase shares under the Plan shall be returned to the Participant, without interest (unless as otherwise may be required by applicable law).

8. Option Price. The price at which shares shall be purchased in an Offering shall be the lower of (a) 85% of the Fair Market Value of a share of Common Stock on the Offering Date of the Offering or (b) 85% of the Fair Market Value of a share of Common Stock on the Purchase Date of the Offering.

9. Purchase of Shares. All amounts withheld from the Compensation of a Participant shall be credited to his or her account under the Plan. No interest will be paid on such accounts, unless otherwise determined by the Plan Administrator. On each Purchase Date, the amount of the account of each Participant will be applied to the purchase of shares by such Participant from the Company at the price determined under Section 8 above. Pursuant to the terms of Section 22 below, no fractional shares shall be purchased or credited to a Participant’s account under the Plan. Any cash balance remaining in a Participant’s account after a Purchase Date for any reason, including (i) as a result of the limitations set forth in Section 6(b) above, (ii) in lieu of the purchase of fractional shares, or (iii) as a result of an over-subscription under Section 3(b) above, shall be credited to the subsequent Offering or repaid to the Participant, in the discretion of the Plan Administrator.

10. Delivery and Custody of Shares. Shares purchased by Participants pursuant to the Plan will be delivered to and held in the custody of such investment or financial firm (the “Custodian”) as shall be appointed by the Plan Administrator. The Custodian may hold in nominee or street name certificates for shares purchased pursuant to the Plan, and may commingle shares in its custody pursuant to the Plan in a single account without identification as to individual Participants. By appropriate instructions to the Custodian, a Participant may, from time to time, sell all or part of the shares held by the Custodian for the Participant’s account at the market price at the time the order is executed. By appropriate instructions to the Custodian, a Participant may (a) transfer into the Participant’s own name of all or part of the whole shares held by the Custodian for the Participant’s account and delivery of such whole shares to the Participant, or (b) transfer of all or part of the whole shares held for the Participant’s account by the Custodian to a regular individual brokerage account in the Participant’s own name, either with the firm then acting as Custodian or with another firm; provided, however, that no shares may be transferred under (a) or (b) until two years after the Offering Date of the Offering in which the shares were purchased (the “Two Year Period”).

Except as otherwise set forth in Section 7(c), the foregoing procedures shall not in any way limit when the Participant may sell his or her shares. Those procedures are designed solely to assure that any sale of shares prior to the satisfaction of the Two Year Period is made through the Participant’s account. In addition, the Participant may request a stock certificate or share transfer from his or her account prior to the satisfaction of the Two Year Period, should the Participant wish to make a gift of any shares held in that account, provided that such request or transfer complies with Section 7(c) hereof. However, shares may not be transferred (either electronically or in certificate form) from the Participant’s account for use as collateral for a loan, unless those shares have been held for the Two Year Period.

The foregoing procedures shall apply to all shares purchased by each Participant, whether or not that Participant continues in Eligible Employee status.

A Participant will become a shareholder with respect to the shares of Common Stock that are purchased pursuant to options granted under the Plan when the shares are issued and delivered to the Custodian. A Participant will have no voting, dividend or other rights as a shareholder with respect to shares of Common Stock for which an election to participate in an Offering has been made until such Participant becomes a shareholder as provided above.

11. Records and Statements. The Custodian will maintain the records of the Plan. As soon as practicable after each Purchase Date, each Participant will receive a statement showing the activity of his or her account since the preceding Purchase Date and the balance on the Purchase Date as to both cash and shares. Participants will be furnished such other reports and statements, and at such intervals, as the Plan Administrator shall determine from time to time.

12. Expense of the Plan. The Company will pay all expenses incident to operation of the Plan, including costs of record keeping, accounting fees, legal fees, commissions and issue or transfer taxes on purchases pursuant to the Plan, on dividend reinvestments and on delivery of shares to a Participant or into his or her brokerage account. Unless otherwise provided by the Board or the Plan Administrator in its discretion, the Company will not pay expenses, commissions or taxes incurred in connection with sales of shares by the Custodian at the request of a Participant. Expenses to be paid by a Participant will be deducted from the proceeds of sale prior to remittance.

13. Rights Not Transferable. The right to purchase shares under this Plan is not transferable by a Participant, and such right is exercisable during the Participant’s lifetime only by the Participant. Upon the death of a Participant, any cash withheld and not previously applied to purchase shares, together with any shares held by the Custodian for the Participant’s account shall be transferred to the persons entitled thereto under the laws of the state of domicile of the Participant upon a proper showing of authority.

14. Dividends and Other Distributions; Reinvestment. Stock dividends and other distributions in shares of Common Stock of the Company on shares held by the Custodian shall be issued to the Custodian and held by it for the account of the respective Participants entitled thereto. Cash distributions other than dividends, if any, on shares held by the Custodian will be paid currently to the Participants entitled thereto. Cash dividends, if any, on shares held by the Custodian will be reinvested in Common Stock on behalf of the Participants entitled thereto. The Custodian shall establish a separate account for each Participant for the purpose of holding any shares acquired through reinvestment of Participants’ dividends. On each dividend payment date, the Custodian shall receive from the Company the aggregate amount of dividends payable with respect to all shares held by the Custodian for Participants’ accounts under the Plan. As soon as practicable thereafter, the Custodian shall use such portion of the funds designated for reinvestment to purchase shares of Common Stock in the public market, and shall then allocate such shares among the dividend reinvestment accounts of the Participants pro rata based on the amount of dividends reinvested for such Participants. For those Participants receiving cash dividends, the Custodian shall allocate the remainder of such funds among the accounts of such Participants pro rata based upon the amount of dividends received. A Participant may sell or transfer shares in the Participant’s dividend reinvestment account in accordance with Section 10 above, except that there shall be no holding period required for a transfer from a dividend reinvestment account.

15. Voting and Shareholder Communications. In connection with voting on any matter submitted to the shareholders of the Company, the Company will furnish to the Participant a proxy authorizing the Participant to vote the shares held by the Custodian for his or her accounts. Copies of all general communications to shareholders of the Company will be sent to Participants in the Plan.

16. Tax Withholding. Each Participant who has purchased shares under the Plan shall immediately upon notification of the amount due, if any, pay to the Company in cash amounts necessary to satisfy any applicable federal, state and local income taxes, employment taxes, social insurance, payroll tax, national insurance contributions, other contributions, payment on account obligations or other amounts determined by the Company to be required to be withheld, collected or accounted for to any tax authority. If the Company determines that additional withholding, collection or accounting is required beyond any amount deposited at the time of purchase, the Participant shall pay such amount to the Company on demand. If the Participant fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the Participant, including salary, subject to applicable law.

17. Responsibility and Indemnity. Neither the Company, the Board, the Plan Administrator, the Custodian, any Participating Subsidiary, nor any member, officer, agent, or employee of any of them, shall be liable to any Participant under the Plan for any mistake of judgment or for any omission or wrongful act unless resulting from gross negligence, willful misconduct or intentional misfeasance. The Company will indemnify and save harmless the Board, the Plan Administrator, the Custodian and any such member, officer, agent or employee against any claim, loss, liability or expense arising out of the Plan, except such as may result from the gross negligence, willful misconduct or intentional misfeasance of such entity or person.

18. Conditions and Approvals. The obligations of the Company under the Plan shall be subject to compliance with all applicable state and federal laws and regulations, compliance with the rules of any stock exchange on which the Company’s securities may be listed, and approval of such federal and state authorities or agencies as may have jurisdiction over the Plan or the Company.

19. Amendment of the Plan. Unless otherwise determined by the Board, the Board or the Plan Administrator may from time to time amend the Plan in any and all respects; provided, however, that only the Board may change (a) the number of shares reserved for purposes of the Plan, (b) the purchase price of shares offered pursuant to the Plan, (c) the terms of Section 6 above, or (d) the maximum percentage of a Participant’s Compensation that may be deducted from a Participant’s paycheck during an Offering pursuant to Section 7(a) above. In no event may the Board, without the approval of the Company’s shareholders, effect any increase the number of shares of Common Stock issuable under the Plan, except for permissible adjustments authorized in Section 3 above or any other amendment that requires approval of the Company’s shareholders under Section 423 of the Code and the regulations thereunder, applicable stock exchange listing rules or other applicable law.

20. Adjustments and Corporate Transactions.

(a) In the event that any dividend or other distribution (whether in the form of cash, Common Stock, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the Company’s structure affecting the Common Stock occurs, then in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Plan Administrator will, in such manner as it deems equitable, adjust the number of shares and class of Common Stock that may be delivered under the Plan, the option price per share and the number of shares of Common Stock covered by each outstanding option under the Plan, and the numerical limits of Section 3 and Section 6(b). The determination of whether an adjustment shall be made and the manner of any such adjustment shall be made by the Plan Administrator, which determination shall be conclusive.

(b) In the event of a Corporate Transaction, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a parent or Subsidiary of such successor corporation. If the successor corporation refuses to assume or substitute the option, the Offering with respect to which the option relates will be shortened by setting a new Purchase Date on which the Offering will end. The new Purchase Date will occur before the date of the Corporate Transaction. Prior to the new Purchase Date, the Plan Administrator will provide each Participant with written notice, which may be electronic, of the new Purchase Date and that the Participant’s option will be exercised automatically on such date, unless before such time, the Participant has withdrawn from the Offering in accordance with Section 7(b).

21. Termination of the Plan. The Board may, in its sole discretion, terminate the Plan at any time without any obligation on account of such termination, except as otherwise provided in this Section 21. Upon termination of the Plan, the cash and shares, if any, held in the account of each Participant shall be distributed to the Participant. The foregoing notwithstanding, if, prior to the termination of the Plan, the Board shall have adopted a substantially similar plan, the Board may in its discretion determine that the account of each Participant under this Plan shall be carried forward and continued as the account of such Participant under such other plan, subject to the right of any Participant to request distribution of the cash and shares, if any, held for his or her account.

22. No Fractional Shares. No fractional shares of Common Stock shall be purchased, issued or delivered pursuant to this Plan, and the Plan Administrator shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any such fractional shares, or whether such fractional shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

23. Governing Law. The Plan and all rights and obligations thereunder shall be constructed and enforced in accordance with the laws of the Commonwealth of Pennsylvania and any applicable provisions of the Code and the related regulations.

24. Section 423 of the Code. The Plan is intended to be an employee stock purchase plan within the meaning of Section 423 of the Code and to comply with the requirements thereof and the Plan shall be interpreted in a manner consistent with that intent.

25. Effective Date of the Plan. The Plan was originally effective February 14, 2017 and is hereby amended and restated effective as the Restatement Effective Date.